Exhibit 10.1

AMENDMENT TO SURETY BOND BACKSTOP AGREEMENT

This AMENDMENT TO SURETY BOND BACKSTOP AGREEMENT (this “Amendment”) is entered into as of July 18 , 2022 (the “Effective Date”), to the Surety Bond Backstop Agreement effective February 14, 2022 (the “Agreement”), entered into by and among CytoDyn Inc., a Delaware corporation (“CytoDyn”), David Fairbank Welch, both individually and in his capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, Heidi A. Welch, both individually and in her capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, and LRFA, LLC, a Delaware limited liability company (“LRFA” and, together with David F. Welch and Heidi A. Welch, each an “Indemnitor” and collectively the “Indemnitors”). 4-Good Ventures LLC (“4-Good”), is a party to this Amendment as it relates to Sections 3 and 4 below. CytoDyn, Indemnitors and 4-Good are collectively referred to herein as the “Parties” or each, individually, as a “Party”.

RECITALS

WHEREAS the Indemnitors and 4-Good previously entered into an Agreement and Waiver dated June 23, 2022, relating to the Make-Whole Warrant, on the express understanding that the Agreement would subsequently be amended to reflect the terms specified below; and

WHEREAS the Parties wish to amend the Agreement, as well as the Initial Warrant and the Make-Whole Warrant (together, the “Warrants”).

NOW, THEREFORE, in consideration of the consideration set forth in this Amendment and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement and the Warrants as specified below.

1.	Defined Terms. Terms used in this Amendment without definition shall have the meanings ascribed to them in the Agreement or the Warrants, as applicable.

2.	Waiver of Reservation of Shares. The Parties, other than CytoDyn, waive the requirement of Section 2 of the Make-Whole Warrant relating to the reservation of shares underlying the Make-Whole Warrant until such time as an amendment to CytoDyn’s Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance by 350,000,000 shares (the “Certificate Amendment”) has been accepted for filing by the Delaware Secretary of State; provided that CytoDyn submits the Certificate Amendment to a vote of its stockholders no later than October 14, 2022, and, if the Certificate of Amendment receives the requisite approval of its

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stockholders, to submit the Certificate Amendment for filing with the Delaware Secretary of State promptly thereafter.

3.	Extension of Term of Surety Bond Indemnity. The deadline for CytoDyn to post sufficient collateral to Surety in support of the Surety Bond and to obtain the release from Surety of the Surety Bond Indemnity shall be extended until November 15, 2022.

4.	Amendments to Warrants. CytoDyn hereby amends the Warrants to provide as follows:

(a)	The Exercise Price of all 30 million shares covered by the Warrants shall be $0.20 per share; and

(b)	The Make-Whole Warrant covering 15 million shares will be exercisable in full beginning on the Effective Date through 5:00 p.m., Pacific Time, on the date that is five years following the date of the Make-Whole Warrant.

5.	Registration of Warrant Shares. Section 2(b) of the Agreement is amended to read in full as follows:

“CytoDyn shall use its commercially reasonable efforts to file, no later than December 31, 2022, a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that is intended to register for resale the shares underlying the Warrants; provided, however, that in the event that CytoDyn is prevented from filing a registration statement, as a result of outstanding comments from the SEC, or because in the good faith judgment of the Board of Directors it would be materially detrimental to CytoDyn and its stockholders for such registration statement to either become effective or remain effective, because such action would (i) require premature disclosure of material information that CytoDyn has a bona fide business purpose for preserving as confidential; or (ii) render CytoDyn unable to comply with requirements under the federal securities laws, then CytoDyn shall have the right to defer taking action with respect to such S-3 filing for a period of not more than 60 days.”

6.	Release of Surety Bond Indemnity. Upon the exercise of the Warrants in full by 4-Good, CytoDyn will take all reasonable steps promptly thereafter to cause the Surety to reduce the amount of the Surety Bond Indemnity for which the Indemnitors are liable, if any, by an amount, and to release collateral, if any, posted by the Indemnitors with a value, equal to the proceeds of the exercise of the Warrants.

7.	General.

(a)	Captions. Any captions for the sections of this Amendment are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Amendment.

(b)	Severability. If any term, condition, or provision of this Amendment, or any other document or instrument referred to in this Amendment, is held invalid for any

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reason, such offending term, condition, or provision shall be stricken therefrom, and the remainder of this Amendment shall not be affected thereby.

(c)	Negotiated Agreement. This Amendment is a negotiated agreement. In the event of any ambiguity in this Amendment, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Amendment.

(d)	Entire Agreement. Except as amended by this Amendment, all other provisions of the Agreement remain in full force and effect.

(e)	Applicable Law. This Amendment shall be governed by and construed under the laws of the State of Washington, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CYTODYN:	INDEMNITORS:

By:
Name: Antonio Migliarese Title: CFO	David Fairbank Welch, both individually and in his capacity as trustee of the David F. and Heidi A. Welch Revocable Trust,
4-Good Ventures, LLC, a Delaware limited liability company

By:	Heidi A. Welch, both individually and in her capacity as trustee of the David F. and Heidi A. Welch Revocable Trust
Name: David F. Welch Title: President

LRFA LLC, a Delaware limited liability company

By:
Name: David F. Welch Title: President

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